CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series A	$2,567,000	$143.24

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated November 12, 2009 (To the Prospectus dated February 10, 2009, the Prospectus Supplement dated September 14, 2009)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-145845

$2,567,000 Market Plus Notes due November 17, 2011 Linked to the Performance of the iShares® MSCI EAFE Index Fund Medium-Term Notes, Series A, No. E-3921

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC (Rated AA-/Aa3‡)

Initial Valuation Date:	November 12, 2009

Issue Date:	November 17, 2009

Final Valuation Date:	November 14, 2011* ‡‡

Maturity Date:	November 17, 2011* ‡‡‡ (resulting in a term to maturity of approximately 24 months)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	iShares® MSCI EAFE Index Fund (the “ETF”) (Bloomberg ticker symbol “EFA UP <Equity>”)

Participation Rate:	120%

Maximum Return:	30.90%

Barrier Level:	80% x Initial Price

Payment at Maturity:

If the closing price of the Reference Asset is equal to or greater than the Barrier Level on each trading day between the initial valuation date and the final valuation date, inclusive,

•        If the Reference Asset Return is greater than 0%, you will receive at maturity a cash payment equal to the principal amount of your Notes plus 100% of your principal amount multiplied by the product of (i) Reference Asset Return multiplied by (ii) Participation Rate, subject to the Maximum Return.

•        If the Reference Asset Return is less than or equal to 0%, you will receive at maturity a cash payment equal to the principal amount of your Notes plus (i) 100% of your principal amount multiplied by (ii) the Absolute Reference Asset Return.

If the closing price of the Reference Asset is below the Barrier Level on any trading day between the initial valuation date and the final valuation date, inclusive,

•        If the Reference Asset Return is greater than 0%, you will receive at maturity a cash payment equal to the principal amount of your Notes plus 100% of your principal amount multiplied by the product of (i) Reference Asset Return multiplied by (ii) Participation Rate, subject to the Maximum Return.

•        If the Reference Asset Return is less than or equal to 0% but greater than or equal to -10%, you will receive at maturity a cash payment equal to the principal amount of your Notes.

•        If the Reference Asset Return is less than -10%, you will receive at maturity a cash payment equal to the principal amount of your Notes plus (i) 100% of your principal amount multiplied by (ii) the sum of (a) the Reference Asset Return and (b) 10%

You may lose some of your principal if you invest in the Notes. If the closing price of the ETF is below the Barrier Level on any trading day between the initial valuation date to the final valuation date, inclusive, and the reference asset return declines by more than 10%, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below -10%. You may lose up to 90% of your initial investment.

Absolute Reference Asset Return	If Reference Asset Return is greater than zero, the Reference Asset Return If Reference Asset Return is less than or equal to zero, the Reference Asset Return multiplied by negative one

Reference Asset Return:	The performance of the Reference Asset from the initial price to the final price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:	55.60, the closing price of the ETF on the initial valuation date.

Final Price:	The closing price of the ETF on the final valuation date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06739J4Y6 and US06739J4Y62

‡	The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A (the “Program”) by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”). The Program is rated AA - by S&P. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked). As announced in June 2009, Moody’s Investors Services (“Moody’s”) no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. Due to this policy change, the Notes will not be rated by Moody’s; however, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. These ratings are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.
‡‡	If such day is not a scheduled trading day, then the initial valuation date or the final valuation date, as applicable, will be the next succeeding scheduled trading day.
‡‡‡

If the final valuation date is postponed because it is not a scheduled trading day, then the maturity date will be postponed so that the number of business days between the final valuation date (as postponed) and the maturity date (as postponed) remains the same.

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-5 of this free writing prospectus.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100%	1.05%	98.95%
Total	$2,567,000	$26,953.50	$2,540,046.50

‡‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 1.05% of the principal amount of the notes, or $10.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated September 14, 2009 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated September 14, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023309000119312509190954/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PROGRAM CREDIT RATING

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc (“S&P”). The Program is rated AA - by S&P. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked). An AA- rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. As announced in June 2009, Moody’s Investors Services (“Moody’s”) no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. Due to this policy change, the Notes will not be rated by Moody’s; however, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. An Aa3 rating by Moody’s indicates that the rated securities are currently judged by Moody’s to be obligations of high quality and are subject to very low credit risk. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency and is not a recommendation to buy, sell or hold securities.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the ETF?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Price	Reference Asset Return	Payment at Maturity	Total Return on Notes (barrier level was not breached)	Payment at Maturity	Total Return on Notes (barrier level was breached)
111.20	100.00%	$1,309.00	30.90%	$1,309.00	30.90%
105.64	90.00%	$1,309.00	30.90%	$1,309.00	30.90%
100.08	80.00%	$1,309.00	30.90%	$1,309.00	30.90%
94.52	70.00%	$1,309.00	30.90%	$1,309.00	30.90%
88.96	60.00%	$1,309.00	30.90%	$1,309.00	30.90%
83.40	50.00%	$1,309.00	30.90%	$1,309.00	30.90%
77.84	40.00%	$1,309.00	30.90%	$1,309.00	30.90%
72.28	30.00%	$1,309.00	30.90%	$1,309.00	30.90%
69.92	25.75%	$1,309.00	30.90%	$1,309.00	30.90%
66.72	20.00%	$1,240.00	24.00%	$1,240.00	24.00%
61.16	10.00%	$1,120.00	12.00%	$1,120.00	12.00%
59.77	7.50%	$1,090.00	9.00%	$1,090.00	9.00%
58.38	5.00%	$1,060.00	6.00%	$1,060.00	6.00%
56.30	1.25%	$1,015.00	1.50%	$1,015.00	1.50%
55.6	0.00%	$1,000.00	0.00%	$1,000.00	0.00%
52.82	-5.00%	$1,050.00	5.00%	$1,000.00	0.00%
50.04	-10.00%	$1,100.00	10.00%	$1,000.00	0.00%
47.26	-15.00%	$1,150.00	15.00%	$950.00	-5.00%
44.48	-20.00%	$1,200.00	20.00%	$900.00	-10.00%
38.92	-30.00%	N/A	N/A	$800.00	-20.00%
33.36	-40.00%	N/A	N/A	$700.00	-30.00%
27.80	-50.00%	N/A	N/A	$600.00	-40.00%
22.24	-60.00%	N/A	N/A	$500.00	-50.00%
16.68	-70.00%	N/A	N/A	$400.00	-60.00%
11.12	-80.00%	N/A	N/A	$300.00	-70.00%
5.56	-90.00%	N/A	N/A	$200.00	-80.00%
0.00	-100.00%	N/A	N/A	$100.00	-90.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The closing price of the Reference Asset was equal to or greater than the barrier level on each trading day between the initial valuation date and the final valuation date, inclusive, and the closing price of the Reference Asset increases from an initial price of 55.60 to a final price of 66.72.

Because the closing price of the Reference Asset was equal to or greater than the barrier level on each trading day between the initial valuation date and the final valuation date, inclusive, and the Reference Asset Return of 20% multiplied by the Participation Rate of 120% is greater than 0% but less than the maximum return, the investor receives a payment at maturity of $1,240 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (20% x 120%)] = $1,240

The total return on the investment of the Notes is 24%.

Example 2: The closing price of the Reference Asset was equal to or greater than the barrier level on each trading day between the initial valuation date and the final valuation date, inclusive, and the closing price of the Reference Asset decreases from the initial price of 55.60 to a final price of 47.26.

Because the closing price of the Reference Asset was equal to or greater than the barrier level on each trading day between the initial valuation date and the final valuation date, inclusive, and the Reference Asset Return of -15% is negative, the investor will receive a payment at maturity per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 x - (-15%)) = $1,150

The total return of the investment of the Notes is 15%.

Example 3: The closing price of the Reference Asset was below the barrier level on one or more days between the initial valuation date and the final valuation date, inclusive, and the closing price of the Reference Asset increases from the initial price of 55.60 to a final price of 77.84.

Because the closing price of the Reference Asset was below the barrier level on one or more days between the initial valuation date and the final valuation date, inclusive, and the Reference Asset Return of 40% multiplied by the Participation Rate of 120% is greater than the maximum return, the investor will receive a payment at maturity per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 x 30.90%) = $1,309.00

The total return on the investment of the Notes is 30.90%.

Example 4: The closing price of the Reference Asset was below the barrier level on one or more days between the initial valuation date and the final valuation date, inclusive, and the closing price of the Reference Asset decreases from the initial price of 55.60 to a final price of 52.82.

Because the closing price of the Reference Asset was below the barrier level on one or more days between the pricing date and the final valuation date, inclusive, and the Reference Asset Return of -5% is less than zero and greater than -10%, the investor will receive a cash payment equal to the principal amount of the Notes.

Example 5: The closing price of the Reference Asset was below the barrier level on one or more days between the initial valuation date and the final valuation date, inclusive, and the closing price of the Reference Asset decreases from the initial price of 55.60 to a final price of 33.36.

Because the closing price of the Reference Asset was below the barrier level on one or more days between the pricing date and the final valuation date, inclusive, and the Reference Asset Return of -40% is less than -10%, the investor will receive a payment at maturity per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (-40% + 10%)] = $700

The total return on the investment of the Notes is -30%.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to the reference asset; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Equity Exchange-Traded Fund—Share Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”.

•

Appreciation Potential—The Notes provide the opportunity to enhance returns, to the extent the closing price of the Reference Asset during the term of the Notes never goes below the barrier level or the final price of the reference asset is above its initial price, by entitling you to a positive return under these circumstances. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the ETF. Subject to the discussion of Section 1260 below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the ETF that is subject to the rules of Section 1260 of the Internal Revenue Code. If your Notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Notes that is attributable to the appreciation of the shares of the ETF over the term of your Notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual shares of the ETF on the date that you purchased your Notes and sold the ETF shares on the date of the sale or maturity of the Notes (the “Excess Gain Amount”). We believe it would be reasonable to take the position that the Notes should not be subject to Section 1260 because the Notes have a return profile that differs substantially from the return profile of directly investing in the ETF (e.g., the Notes offer a leveraged, capped return). However, the Internal Revenue Service could disagree with this position. In such a case, because the Notes could yield a positive return even if the ETF depreciates, the Excess Gain Amount could potentially be significant. Because the application of the constructive ownership rules to the Notes is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of full principal. The return on the Notes at maturity is linked to the performance of the reference asset and will depend on whether, and the extent to which, the Reference Asset Return is positive or negative and whether the barrier level has been breached during the term of the Notes. If the closing price of the reference asset is below the Barrier Level on any trading day between the initial valuation date to the final valuation date, inclusive, and the reference asset return declines by more than 10%, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below -10%. You may lose up to 90% of your initial investment.

•

Exposure to Fluctuations in Foreign Exchange Rates—The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks underlying the ETF are denominated. Therefore, if the applicable currencies depreciate relative to the U.S. dollar over the term of the Notes, you may lose money even if the local currency value of the stocks underlying the ETF goes up.

•

Non-U.S. Securities Markets Risks—The stocks included in the MSCI EAFE Index (the “Underlying Index”) are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Underlying Index, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of stocks included in the Underlying Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the Underlying Index may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•

Risks associated with emerging markets—An investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the reference asset or securities composing the Underlying Index would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The performance of the ETF does not fully replicate the performance of the Underlying Index, and the ETF may hold securities not included in the Underlying Index. The value of the ETF to which your Notes is linked is subject to:

•

Management risk. This is the risk that Barclays Global Fund Advisors’ investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

•

Derivatives risk. The ETF may invest in stock index futures contracts and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

•

The ETF May Underperform the Underlying Index—The performance of the ETF may not replicate the performance of, and may underperform, the Underlying Index. Unlike the Underlying Index, the ETF will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the ETF, differences in trading hours between the ETF and the Underlying Index or due to other circumstances. Because the return on your Notes, both with respect to the coupon payment and with respect to the payment due at maturity is linked to the performance of the ETF and not the Underlying Index, the return on your securities may be less than that of an alternative investment linked directly to the Underlying Index.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. In addition, although not entirely clear, it is possible that your Notes could be treated as subject to Section 1260. If your Notes were subject to Section 1260, it is possible that a significant amount of any gain you might recognize on the sale, redemption or maturity of your Notes could be recharacterized as ordinary income, and you would be subject to an interest charge on any corresponding deferred tax liability. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes, including the possible application of Section 1260 to your Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the ETF on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the ETF, the Underlying Index and securities comprising the Underlying Index;

•	the time to maturity of the Notes;

•	the dividend rate underlying the ETF;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and currencies in which the stocks underlying the ETF are denominated; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION RELATING TO THE ETF

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “‘40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ‘40 Act by the company issuing the ETF can be located by reference to the ETF SEC file number specified below.

The summary information below regarding the company issuing the ETF comes from the issuer’s SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the ETF with the SEC. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Description of the ETF

We have derived all information contained in this free writing prospectus regarding iShares® MSCI EAFE Index Fund (the “ETF”), including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus for the iShares® MSCI EAFE Index Fund dated December 1, 2008 issued by iShares Trust (the “Trust”). Such information reflects the policies of, and is subject to change by, the Trust, Barclays Global Investors, N.A. (“BGI”) and Barclays Global Fund Advisors (“BGFA”). The ETF is an investment portfolio maintained and managed by the Trust. BGFA is the investment advisor to the ETF. The ETF is an exchange-traded fund that trades on NYSE Arca, Inc. (“NYSE Arca”) under the ticker symbol “EFA”.

The Trust is a registered investment company that consists of numerous separate investment portfolios, including the ETF. Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Trust, BGFA or the ETF, please see the Prospectus for the iShares® MSCI EAFE Index Fund dated December 1, 2008. In addition, information about the Trust and the ETF may be obtained from the iShares® website at www.ishares.com.

According to publicly available information, iShares® MSCI Emerging Markets Index Fund (the “ETF”) is an exchange-traded fund. Shares of the ETF are listed and trade at market prices on a national securities exchange such as the American Stock Exchange, the Chicago Board Options Exchange, the New York Stock Exchange or the NYSE Arca, Inc. The ETF seeks investment results that correspond generally to the price and yield performance of the MSCI EAFE® Index (the “Underlying Index”).

The Underlying Index generally invests at least 90% of assets in the securities of its underlying index and in depositary receipts representing securities in its underlying index. The Underlying Index is designed to measure equity market performance in the global emerging markets.

Information provided to or filed with the Commission by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file number 811-09102.

Historical Information

The following graph sets forth the historical performance of the ETF based on the daily closing prices from August 22, 2002 through November 12, 2009. The ETF closing price on November 12, 2009 was $55.60.

We obtained the historical trading price information below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical prices of the ETF should not be taken as an indication of future performance, and no assurance can be given as to the ETF closing price on the final valuation date. We cannot give you assurance that the performance of the ETF will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.